UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 26, 2013

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On February 25, 2013, The Goodyear Tire & Rubber Company (the "Company") completed the sale of its $900 million 6.5% senior notes due 2021 (the "Notes"), generating net proceeds of approximately $884 million after underwriting discounts and commissions and estimated offering costs.

As a result of the issuance of the Notes, the Company now expects to record 2013 interest expense of $415 million to $440 million, compared with its prior expectation of $365 million to $390 million.

The Company intends to use substantially all of the net proceeds from the sale of the Notes to fund contributions to its frozen U.S. pension plans. Following those contributions, the Company plans to shift the asset allocation of those plans to a portfolio of fixed income securities designed to offset the future impact of discount rate movements on the plans’ funded status. The Company expects these actions will reduce its pension contributions by approximately $125 million annually beginning in 2014 and expects no change to its previous expectation of 2013 pension expense in the range of $275 million to $325 million.

Subsequent to December 31, 2012, substantially all of the Company’s U.S. pension plans entered into short term zero cost equity and interest rate option strategies to reduce a significant portion of the funded status volatility that occurs due to equity and interest rate movements. Changes in general interest rates and corporate (AA or better) credit spreads impact the discount rate used to determine the Company’s U.S. pension liability. Following the actions described above with respect to the Company’s frozen U.S. pension plans, if general interest rates were to decrease in parallel (i.e., across all maturities), those actions, when combined with the interest rate option strategies, would mitigate approximately 70% of the impact of the expected rise in the Company’s U.S. pension benefit obligation. If general interest rates were to increase in parallel, such actions and interest rate option strategies would limit the benefit of higher interest rates on the Company’s U.S. pension benefit obligation to the extent those interest rates would rise above specified levels. For example, a 0.50% increase in general interest rates would result in approximately a 40% offset to the expected decrease in the U.S. pension benefit obligation and a 1.00% increase would result in approximately a 50% offset.

Safe Harbor Statement

Certain information contained in this Current Report on Form 8-K may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including those statements regarding (1) the expected actions to be taken by the Company, (2) the expected efficacy and impact of the Company’s funding and the U.S. pension plans’ asset allocation and hedging strategies, and (3) the expected amounts of future interest expense, pension contributions and pension expense. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. There are a variety of factors, many of which are beyond the Company’s control, which could affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to the risks and other factors described in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent management’s estimates only as of today and should not be relied upon as representing management’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if management’s estimates change.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

February 26, 2013	By:	Darren R. Wells

Name: Darren R. Wells
Title: Executive Vice President and Chief Financial Officer